UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2016

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33607	76-0526032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

42 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024
(Address of principal executive office and Zip Code)

(713) 963-9522 (Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Securities Purchase Agreement

On November 23, 2016, GulfMark Offshore, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with MFP Partners, L.P. (“MFP”) and Franklin Mutual Advisers, LLC (“Franklin” and collectively with MFP, the “Investors”), to issue and sell in a private placement (the “Private Placement”) 50,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), for a cash purchase price of $1,000.00 per share of Series A Preferred Stock (“Series A Preferred Shares”), or $50,000,000.00 in the aggregate. The closing of the Private Placement (the “Closing” and the date of the Closing, the “Closing Date”) is expected to occur, subject to the satisfaction of the conditions set forth in the Purchase Agreement, in December 2016. Proceeds from the Private Placement will be used to fund a portion of the Tender Offer (as defined below).

Pursuant to the Purchase Agreement, in connection with the Closing, the Company will file with the Secretary of State of the State of Delaware a Certificate of Designations (the “Certificate of Designations”), substantially in the form attached to the Purchase Agreement as Exhibit A, to, among other things, authorize and establish the rights and preferences of the Series A Preferred Shares. The Series A Preferred Shares are a new class of equity security that will rank senior to all classes of the Company’s common stock (“Common Stock”) with respect to distribution rights, redemption payments and rights upon liquidation, dissolution and winding up.

The holders of Series A Preferred Shares (the “Holders”) are entitled to receive distributions on the Series A Preferred Shares and any accumulated but unpaid dividends (the “Series A Preferred Dividends”) at an annual rate of 10% (such annual rate, the “Dividend Rate”); provided, that if stockholder approval (“Stockholder Approval”) of (i) the increase in the total number of authorized shares of Class A Common Stock of the Company (“Class A Common Stock”, and such shares “Class A Common Shares”) to 120,000,000 (the “Capitalization Proposal”), (ii) the issuance of all Class A Common Shares issuable upon conversion of the Series A Preferred Shares (the “Conversion Proposal”), subject to certain limitations in the Certificate of Designations and (iii) a reverse stock split of the Class A Common Stock (together with the Capitalization Proposal and the Conversion Proposal, the “Proposals”), is not obtained by the six month anniversary of the Closing Date, the Dividend Rate will increase to an annual rate of 15%. Additionally, the Holders are entitled to receive any dividend declared and paid to holders of shares of Common Stock (the “Common Stockholders”) as if the Series A Preferred Shares owned by such Holders had been converted into Class A Common Shares pursuant to the terms of the Certificate of Designations on the record date for such dividend.

Subject to certain exceptions, in the event that the Company fails to (i) pay to the Holders any Series A Preferred Dividend to which they are entitled, (ii) redeem any Series A Preferred Shares in connection with the Equity Rights Offering (as defined below) in accordance with the Purchase Agreement or (iii) redeem any Series A Preferred Shares upon written notice of any Holder from and after November 1, 2020 in accordance with the Certificate of Designations, from and after such time, the Company may not (a) declare or pay any dividends or other distribution upon any other securities of the Company or its subsidiaries or (b) redeem, purchase or otherwise acquire any other equity securities of the Company or its subsidiaries.

Upon obtaining Stockholder Approval of the Proposals, the outstanding Series A Preferred Shares will automatically be converted into the number of Class A Common Shares (the “Conversion Amount”) determined by dividing the stated value of $1,000.00 per share (the “Stated Value”) of the number of Series A Preferred Shares being so converted by the product of the closing price of the Class A Common Stock on the New York Stock Exchange on Closing Date and 0.90 (the “Conversion Price”), subject to certain adjustments, including customary anti-dilution adjustments; provided, that (i) if upon conversion of such Series A Preferred Shares, the Holders (together with their affiliates) would own greater than 39.9% of the outstanding Class A Common Shares (on an as converted basis and subject to certain adjustments, including customary anti-dilution adjustments) in the aggregate, then only the Series A Preferred Shares that would equal 39.9% of the outstanding Class A Common Shares (on an as converted basis and subject to certain adjustments, including customary anti-dilution adjustments) will convert, it being agreed by the parties that for so long as any Holder holds Series A Preferred Stock, the amount of Class A Common Shares that such Holder will be entitled to receive upon any such conversion of Series A Preferred Shares will equal (a) the number of Class A Common Shares that such Series A Preferred Stock will be converted into multiplied by (b) the percentage that is equal to such Holder’s Initial Investment Percentage (as defined below) and (ii) with respect to each Holder, an amount of Series A Preferred Shares, with an aggregate Stated Value equal to the product of $15,000,000.00 multiplied by the percentage (the “Initial Investment Percentage”) obtained by dividing (a) the number of Series A Preferred Shares purchased from the Company by such Holder by (b) the aggregate number of Series A Preferred Shares issued by the Company, shall remain outstanding until redeemed pursuant to Section 5.3 of the Purchase Agreement. However, in no event shall the Series A Preferred Shares convert into Class A Common Shares if such conversion would result in a “Change of Control” as defined in and under the Company’s Indenture, dated as of March 12, 2012 (the “Indenture”). In the event that the Stockholder Approval of the Capitalization Proposal and the Conversion Proposal is not obtained at the first meeting of the stockholders of the Company held for such purpose, a Holder may, at any time thereafter, in its sole discretion, elect to convert Series A Preferred Shares into the number of Class A Common Shares equal to the Conversion Amount (subject to certain adjustments, including customary anti-dilution adjustments), subject to a maximum amount of Class A Common Shares equal to the product of (i) 5,375,797 Class A Common Shares and (ii) the percentage equal to the Initial Investment Percentage of each Holder, with respect to all conversions of Series A Preferred Stock by such Holder. Upon the conversion of any Series A Preferred Shares, the Company must issue to the Holder thereof any accumulated and unpaid Series A Preferred Dividends on such Series A Preferred Shares, to be paid, at the election of the Holder, in the form of cash or Class A Common Shares in an amount equal to the Conversion Price.

In addition, the Holders will be entitled to vote on all matters submitted for a vote of the Common Stockholders, voting together with the Common Stockholders as one class. The Holders will be entitled to the number of votes equal to the number of votes to which the Class A Common Shares issuable upon the conversion of the Series A Preferred Shares would have been entitled if such Class A Common Shares had been outstanding at the time of the applicable vote and related record date; provided, however, that (i) in no event shall the voting rights of the Holders in the aggregate exceed 39.9% of the outstanding Class A Common Shares (on an as converted basis and subject to certain adjustments, including customary anti-dilution adjustments), it being agreed by the parties that if the aggregate voting rights of the Holders would exceed 39.9% of the outstanding Class A Common Shares (on an as converted basis and subject to certain adjustments, including customary anti-dilution adjustments), the voting rights of each Holder will equal the voting rights such Holder would have had if such Holder held such number Class A Common Shares equal to the product of (a) the number of Class A Common Shares (subject to certain adjustments, including customary anti-dilution adjustments) equal to 39.9% of the Class A Common Shares outstanding on the applicable date of any vote therefor multiplied by (b) the percentage that is equal to such Holder’s Initial Investment Percentage and (ii) prior to obtaining the Stockholder Approval with respect to the Conversion Proposal, the voting rights of a Holder shall not exceed the voting rights such Holder would have had if such Holder held such number of Class A Common Shares equal to the product of (a) 5,375,797 Class A Common Shares (19.9% of the outstanding Class A Common Shares as of the date hereof), subject to certain adjustments, including customary anti-dilution adjustments and (b) such Holder’s Initial Investment Percentage. Notwithstanding the foregoing, the Holders are not entitled to vote on the Proposals.

So long as any Series A Preferred Shares are outstanding, the written consent of the Holders of at least a majority of the outstanding Series A Preferred Shares will be necessary for effecting or validating, among other things: (i) any issuance of stock senior to or on parity with the Series A Preferred Stock; (ii) any amendment to the Company’s Certificate of Incorporation that would adversely affect any right, preference, privilege or power of the Series A Preferred Stock; (iii) the declaration or payment of any dividend or other distribution, whether in cash, property, securities or a combination thereof, with respect to any of the equity interests of the Company or any of its subsidiaries; (iv) the redemption, purchase, retirement or other acquisition for value of any of the equity interests of the Company other than Series A Preferred Stock or set aside any amount for any such purpose; (v) a change in the stock exchange on which the Common Stock is listed; (vi) any voluntary or involuntary liquidation, dissolution or winding up or similar insolvency event of the Company; or (vii) any amendment or modification of the Indenture or (viii) any agreement to do or consent to any of the foregoing.

Additionally, until Stockholder Approval of the Proposals is obtained, the Company and its subsidiaries may not, without the written consent of the Holders of at least a majority of the outstanding Series A Preferred Shares: (i) settle or consent to any settlement, judgment or award in any litigation, arbitration or proceeding if such settlement, judgment or award involved a guilty plea or any other acknowledgement of criminal wrongdoing that would reasonably be expected to result in an aggregate uninsured liability of $5,000,000.00; (ii) engage in any material respect in any business or business activity materially different from any business or business activity conducted on November 23, 2016; (iii) incur any indebtedness or any other obligation or liability, other than (a) the obligations under the Company’s Certificate of Incorporation (including the Certificate of Designations), the Investors’ Agreement and the Purchase Agreement and (b) any indebtedness, liability of obligation, in each case, as permitted under the Term Loan Agreement and the New Revolving Credit Agreement; (iv) create any lien or other encumbrance upon any property or assets of the Company; or (v) enter into any agreement to do or consent to any of the foregoing.

In connection with the Private Placement, the Company launched a cash tender offer (the “Tender Offer”) for not less than $250,000,000 and up to $300,000,000 aggregate principal amount of the Company’s existing 6.375% Senior Notes due 2022 (the “Notes”). The Closing of the Private Placement is conditioned upon, among other things: (i) Raging Capital tendering into the Tender Offer one-hundred percent (100%) of the Notes held by Raging Capital and its affiliates, (ii) a minimum of $250,000,000 in aggregate principal amount of the Notes being tendered in the Tender Offer (or such condition being waived by each Investor) (the “Minimum Tender Condition”), (iii) the satisfaction of all other conditions to the Tender Offer (with any waiver of such conditions by the Company subject to the written consent of each Investor), (iv) the closing of a $100 million term loan facility between the Company and the Investors, (v) the closing of a $100 million revolving credit facility between the Company and the Investors and (vi) simultaneously or substantially concurrently with the Closing, the redemption of all of the Notes that are tendered into the Tender Offer. The Purchase Agreement also contains representations and warranties and other provisions customary for transactions of this nature. Additionally, the Purchase Agreement contains a condition to the obligations of the Investors to purchase the Series A Preferred Shares that the Company provide all documentation and other information relating to the Company's representation regarding its solvency.

Additionally, pursuant to the Purchase Agreement, the Company must (i) commence and complete within six months following the Closing Date an equity rights offering (the “Equity Rights Offering”, and together with the Private Placement and the Tender Offer, the “Recapitalization Transactions”) for shares of Class A Common Stock and (ii) no later than one business day following consummation of the Equity Rights Offering, use the proceeds of the Equity Rights Offering to redeem the Series A Preferred Shares held by the Investors in an aggregate amount equal to the lesser of (a) 100% of the proceeds of the Equity Rights Offering and (B) $15,000,000.

Pursuant to the Purchase Agreement, at the Closing, the Company and GulfMark Americas, Inc., as co-borrowers (the “Co-Borrowers”), will enter into both (i) a term loan agreement, pursuant to which the lenders party thereto will provide term loans (the “Term Lenders”) in the amount of $100 million (the “Term Loan Agreement”), and (ii) a revolving credit facility, pursuant to which the revolving lenders party thereto (the “New Revolving Lenders”) will provide revolving loans not to exceed $100 million outstanding at any time (the “New Revolving Credit Agreement”).

In connection with the Term Loan Agreement, the material documents to be executed and delivered by the Co-Borrowers (or which the Co-Borrowers will cause to be executed and delivered):

i.

Pledge instruments and ship mortgages pursuant to which the Co-Borrowers will provide to the Term Lenders (a) a second lien on the assets securing the New Revolving Credit Agreement, and (b) a first lien on (1) unencumbered US flagged vessels that do not secure the New Revolving Credit Agreement, (2) the equity interests of certain subsidiaries and (3) the cash in bank accounts of the Co-Borrowers;

ii.	An assignment of rights to proceeds of casualty insurance with respect to the pledged collateral securing the Term Loan Agreement;

iii.	Guarantees of the Term Loan Agreement obligations by all domestic subsidiaries of the Co-Borrowers;

iv.	One or more promissory notes (if requested) to evidence the indebtedness under the Term Loan Agreement; and

v.	An intercreditor agreement establishing the rights and priorities in collateral as between the Term Lenders and the New Revolving Lenders.

In connection with the New Revolving Credit Agreement, the Co-Borrowers will execute and deliver (or cause to be executed and delivered):

i.

Pledge instruments and ship mortgages pursuant to which the Co-Borrowers will provide to the New Revolving Lenders a first lien on the vessels and other collateral currently securing the existing $100 million Multicurrency Facility Agreement, dated September 26, 2014, among the Co-Borrowers and Royal Bank of Scotland PLC, as agent (as amended, amended and restated or otherwise modified from time to time, the “US Facility”);

ii.	An assignment of rights to proceeds of casualty insurance with respect to the pledged collateral securing the New Revolving Loan Agreement;

iii.	One or more promissory notes to evidence the indebtedness under the New Revolving Loan Agreement;

iv.	A revolving loans payoff letter from the administrative agent for the US Facility; and

v.	An intercreditor agreement establishing the rights and priorities in collateral as between the New Revolving Lenders and the Term Lenders.

If the Purchase Agreement is terminated and the Company consummates an Alternative Financing (as defined in the Purchase Agreement) on or prior to March 27, 2017, then the Company shall pay to the Investors an aggregate cash payment equal $5,000,000. If the Purchase Agreement is terminated by the Investors because the Minimum Tender Condition has not been satisfied, then the Company shall pay the Investors a fee equal to $4,000,000 with (i) 75% of such fee payable in cash by wire transfer of immediately available funds and (ii) 25% of such fee payable in shares of common equity, in each case within three business days of the such termination.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference in this Item 1.01.

Voting Agreement

On November 23, 2016 the Company entered into a Voting Agreement (the “Voting Agreement”) with Raging Capital Management, LLC (“Raging Capital”), David J. Butters, Quintin V. Kneen and James M. Mitchell (the “Stockholders”) pursuant to which the Stockholders have agreed to, among other things, vote (or cause to be voted), or deliver an irrevocable written consent covering, all shares (“Covered Shares”) of voting capital stock and any securities convertible into voting capital stock owned by such Stockholder: (i) in favor of the approval of the Proposals, the Recapitalization Transactions and the adoption of the documents and agreements to be executed in connection with the Recapitalization Transactions (together with the Certificate of Designations, the Registration Rights Agreement to be entered into by the Company and the Investors in the form attached to the Purchase Agreement as Exhibit E and the Investors’ Agreement in the form attached to the Purchase Agreement as Exhibit D, the “Definitive Documents”); (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in the failure to obtain Stockholder Approval of the Proposals or breach of the Definitive Documents; and (iii) against any action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the meeting of the stockholders of the Company to be held for the purpose of voting on the Proposals, the Proposals or the Recapitalization Transactions or the adoption of the Definitive Documents or any of the other transactions contemplated thereby. Additionally, each Stockholder has agreed not to sell, transfer or otherwise dispose of any of such Stockholder’s Covered Shares. Each Investor is a third party beneficiary of the Voting Agreement and can enforce the provisions thereof.

The Voting Agreement will terminate upon the earlier to occur of (i) the later of (a) Stockholder Approval of the Proposals, (b) the consummation of all of the Recapitalization Transactions and (c) such time as each Investor is no longer entitled to appoint or nominate directors to the Board pursuant to the Definitive Documents and (ii) the date of termination of each of the Definitive Documents in accordance with their respective terms.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is filed as Exhibit 10.2 to this Form 8-K and is incorporated by reference in this Item 1.01.

Tender Support Agreement

On November 23, 2016 the Company entered into a Support Agreement (the “Tender Support Agreement”) with Raging Capital regarding the Tender Offer, pursuant to which Raging Capital has agreed to, among other things: (i) tender one-hundred percent (100%) of the Notes held by Raging Capital and affiliates in the Tender Offer and (ii) fully subscribe for an amount of Class A Common Shares equal to its initial pro rata allocation of Class A Common Shares available for purchase in the Equity Rights Offering. Additionally, pursuant to the terms of the Tender Support Agreement, Raging Capital has agreed not to sell, transfer or otherwise dispose of (i) subject to certain exceptions, any Notes owned by Raging Capital and (ii) any rights of Raging Capital in connection with the Equity Rights Offering.

The rights and obligations of the Company and Raging Capital will terminate on the earliest of: (i) November 24, 2016, if the Tender Offer has not commenced by such date; (ii) forty-five days after the commencement of the Tender Offer if the conditions set forth in the definitive documents regarding the Tender Offer are not satisfied or waived by such date, as applicable; and (iii) the Company providing notice to Raging Capital in writing that it has determined that it will not proceed with, or has determined to terminate the Tender Offer, or that it has modified the terms of the definitive documents regarding the Tender Offer in a way that will materially adversely affect Raging Capital in a manner that is disproportionate to the other holders of Notes participating in the Tender Offer without the prior written consent of Raging Capital. Each Investor is a third party beneficiary of the Tender Support Agreement and can enforce the provisions thereof.

The foregoing description of the Tender Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender Support Agreement, a copy of which is filed as Exhibit 10.3 to this Form 8-K and is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Securities Purchase Agreement” is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Securities Purchase Agreement” is incorporated by reference in this Item 3.02. The Private Placement of the shares of Preferred Stock pursuant to the Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On November 23, 2016, the Company issued a press release announcing the commencement of the Tender Offer. The Tender Offer is subject to the terms and conditions set forth in the Offer to Purchase dated November 23, 2016, and the related Letter of Transmittal. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information contained in this Item 7.01 (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained herein under Item 7.01 (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Certain statements and information in this report and other publicly available documents, including the press release attached as Exhibit 99.1, that are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “expected to be,” “anticipate,” “plan,” “intend,” “foresee,” “forecast,” “continue,” “can,” “will,” “will continue,” “may,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements in this report that contain forward-looking statements may include, but are not limited to, statements regarding the (i) Closing, (ii) the Tender Offer, (iii) the terms of the Certificate of Designations, (iv) the entrance into the Term Loan and (v) the entrance into the New Credit Facility. These forward-looking statements are based on our current expectations and beliefs concerning the Closing, the Tender Offer, the terms of the Certificate of Designations, the entrance into the Term Loan and the entrance into the New Credit Facility and other related future events and conditions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this report, including the satisfaction of all conditions set forth in the Purchase Agreement, not all of which are within our control, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, these forward-looking statements should not be regarded as representations that the projected or anticipated outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description
10.1	Securities Purchase Agreement dated November 23, 2016 by and among GulfMark Offshore, Inc., MFP Partners, L.P. and Franklin Mutual Advisers, LLC.
10.2	Voting Agreement dated November 23, 2016 by and among GulfMark Offshore, Inc., Raging Capital Management, LLC and the other parties signatory thereto.
10.3	Tender Support Agreement dated November 23, 2016 by and between GulfMark Offshore, Inc. and Raging Capital Management, LLC.
99.1	Press Release of GulfMark Offshore, Inc. dated November 23, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFMARK OFFSHORE, INC.

By:	/s/ James M. Mitchell
James M. Mitchell
Executive Vice President & Chief Financial Officer

Dated: November 23, 2016

EXHIBIT INDEX

Exhibit Number	Description
10.1	Securities Purchase Agreement dated November 23, 2016 by and among GulfMark Offshore, Inc., MFP Partners, L.P. and Franklin Mutual Advisers, LLC.
10.2	Voting Agreement dated November 23, 2016 by and among GulfMark Offshore, Inc., Raging Capital Management, LLC and the other parties signatory thereto.
10.3	Tender Support Agreement dated November 23, 2016 by and between GulfMark Offshore, Inc. and Raging Capital Management, LLC.
99.1	Press Release of GulfMark Offshore, Inc. dated November 23, 2016.